[LOGO] Agora Investor Relations Corp.
                         505 Consumers Road, Suite 906
                            Toronto, Ontario M2J4V8
                TEL: 416.496.0496/866.234.9934 FAX: 416.496.6219
WEB:www.AgoraIR.com  www.Agoracom.com                    EMAIL: AIR@Agoracom.com


THIS INVESTOR RELATIONS AGREEMENT made as of the 1st day of November 2005,

BETWEEN:

      SmarTire Systems Inc. a company subsisting under the laws of the Yukon Territory and having its head office at #150 - 13151 Vanier Place, Richmond, British Columbia, Canada V6V 2J1

                                  ("SmarTire")

AND:

      AGORA Investor Relations Corp, a company incorporated in the province of Ontario, and having its head office at 505 Consumers Road, Suite 906, Toronto, Ontario, Canada, M2J 4V8

                                    ("AGORA")

WHEREAS:

A. SMARTIRE requires the services of a corporation capable of providing Investor Relations services (collectively, the "Services"); and

B. AGORA is ready, willing and able to provide the Services on the terms and conditions set forth in this Agreement;

NOW THEREFORE in consideration of the mutual covenants contained herein and the sum of $10.00 paid by each party to the other (the receipt and sufficiency of which is hereby acknowledged), the parties hereto agree each with the other as follows:

1.    CONSULTING SERVICES

1.1 Subject to the approval of any governing regulatory authority or stock exchange, if required, SMARTIRE shall retain AGORA to provide the Services, the particulars of which are set out in section 4 of this Agreement, and AGORA shall provide the Services on the terms and conditions of this Agreement.

1.2 AGORA shall have no right or authority, express or implied, to commit or otherwise obligate SMARTIRE in any manner whatsoever, except to the extent specifically provided for herein or specifically authorized in writing by SMARTIRE.

2.    TERM

2.1 The term of this Agreement shall begin on November 1, 2005 and, unless sooner terminated as provided for in section 7 of this Agreement, shall expire on the October 31, 2006. SMARTIRE will have the option to renew this Agreement for an additional Twelve (12) months under the same terms of this Agreement.

3.    COMPENSATION

      As partial compensation for services under this Agreement, AGORA shall receive monthly cash compensation in the amount of $US 2,500.00. Upon acceptance of this Agreement, SMARTIRE will provide AGORA with first and last payments ($US 5,000), as well as, post-dated cheques for December 1, 2005, January 1, 2006 and February 1, 2006. Thereafter, at the beginning of each subseqent quarter of this Agreement, SMARTIRE shall provide AGORA with three post-dated cheques for each respective month.

3.2 As the final component of compensation, SMARTIRE and AGORA shall enter into an agreement in which AGORA will be granted a warrant to purchase common shares of SMARTIRE, the details of which are provided in Schedule "B" of this Agreement. The monthly fee and stock option agreement shall constitute full compensation for AGORA.

3.3 AGORA shall absorb all expenses incurred in providing Services to SMARTIRE pursuant to this Agreement.

4.    SERVICES TO BE PROVIDED

4.1 AGORA agrees, at its expense, to effect communications between SMARTIRE and its shareholder base, prospective investors and the investment community as a whole, the details of which have been clearly defined in Schedule "A" of this Agreement.

4.2 AGORA agrees, at its expense, to further provide marketing and branding services intended to raise awareness amongst prospective investors and the investment community as a whole, the details of which have been clearly defined in Schedule "A" of this Agreement.

4.2 In performing the Services under this Agreement, AGORA shall comply with all applicable corporate, securities and other laws, rules, regulations, notices and policies, including those of any applicable Stock Exchange, and, in particular, AGORA shall not:

      (a) release any financial or other information or data about SMARTIRE, which has not been generally released or promulgated, without the prior approval of SMARTIRE;

      (b) conduct any meetings or communicate with financial analysts without informing SMARTIRE in advance of the proposed meeting and the format or agenda of such meeting;

      (c) release any information or data about SMARTIRE to any selected or limited person, entity, or group if AGORA is aware or ought to be aware that such information or data has not been generally released or promulgated; and

      (d) after notice by SMARTIRE of filing materials for a proposed public offering of securities of SMARTIRE, and during any period of restriction on publicity, AGORA shall not engage in any public relations efforts not in the normal course without the prior approval of counsel for SMARTIRE and of counsel for the underwriter(s), if any.

5.    DUTIES OF COMPANY

5.1 SMARTIRE shall supply AGORA, on a regular and timely basis, with all approved data and information about SMARTIRE, its management, products and operations, and SMARTIRE shall be responsible for advising AGORA of any facts which would affect the accuracy of any prior data or information previously supplied to AGORA. SMARTIRE will make its best efforts to make officers and executives available for interviews, Q&A sessions and other investor communications. SMARTIRE will use its best efforts to respond to reasonable questions put forth by shareholders and prospective investors.

5.2 SMARTIRE shall contemporaneously notify AGORA if any information or data being supplied to AGORA that has not been generally released or promulgated.

5.3 SMARTIRE shall issue a press release, to be drafted by AGORA, announcing the Investor Relations agreement and include AGORA contact information and instructions for investors to utilize the SMARTIRE IR HUB at the end of every subsequent press release.

6.    REPRESENTATIONS AND WARRANTIES

      AGORA represents and warrants to, and covenants with, SMARTIRE as follows:

      (a) AGORA and its agents, employees and consultants, will comply with all applicable corporate and securities laws and other laws, rules, regulations, notices and policies, including those of any applicable Stock Exchange;

      (b) AGORA will, and will cause its employees, agents and consultants to, act at all times in the best interests of SMARTIRE; and

      (c) AGORA has not been subject to any sanctions or administrative proceedings by any securities regulatory authority

7.    TERMINATION

7.1 In the event AGORA materially breaches any term of this Agreement, SMARTIRE may immediately terminate this Agreement with "cause".

7.2 In the event of termination by SMARTIRE pursuant to paragraph 7.1, all amounts otherwise payable to AGORA pursuant to the terms of section 3 shall cease and terminate, including unvested stock options, and AGORA will return all material provided by SMARTIRE.

7.3 In the event SMARTIRE materially breaches any term of this Agreement, AGORA may immediately terminate this Agreement.

7.4 In the event of termination by AGORA pursuant to paragraph 7.3, or termination of this agreement by SMARTIRE without cause, all amounts otherwise payable to AGORA for the remaining and complete term of this agreement, pursuant to the terms of Section 3, shall become immediately due and payable and AGORA will return all material provided by SMARTIRE. In addition, all stock options granted pursuant to the terms of Section 3 shall not be effected.

8.    NOTICE

8.1 Any notice, commitment, election or communication required to be given hereunder by either party to the other party, in any capacity shall be deemed to have been well and sufficiently given if facsimilied or delivered to the address of the other party as set forth on page one of this Agreement, or as later amended by either party from time to time in writing.

8.2 Any such notice, commitment, election or other communication shall be deemed to have been received on the third business day following the date of delivery.

9.    GENERAL

9.1 All references to currency herein are to currency of The United States Of America.

9.2 The rights and interests of the parties under this Agreement are not assignable.

9.3   Time is of the essence of this Agreement.

9.4 This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, personal representatives, heirs and assigns.

9.5 If any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provision or provisions will not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby, unless in either case as a result of such determination this Agreement would fail in its essential purpose.

9.6 The heading and section numbers appearing in this Agreement or any schedule hereto are inserted for convenience of reference only and shall not in any way affect the construction or interpretation of this Agreement.

9.7 This Agreement shall be construed and enforced in accordance with, and the rights of the parties to this Agreement shall be governed by, the laws of Ontario and each of the parties hereby irrevocably attorn to the jurisdiction of the courts of Ontario.

9.8 AGORA is an independent contractor, responsible for compensation of its agents, employees and representatives, as well as all applicable withholdings therefrom and taxes thereon. This Agreement does not establish any partnership, joint venture, or other business entity or association between the parties.

9.9 This Agreement shall supersede and replace any other agreement or arrangement, whether oral or written, heretofore existing between the parties in respect of the subject matter of this Agreement.

9.10 The parties shall promptly execute or cause to be executed all documents, deeds, conveyances and other instruments of further assurance which may be reasonably necessary or advisable to carry out fully the intent of this Agreement.

9.11 This Agreement may be executed in as many counterparts as may be necessary and by facsimile, each of such counterparts so executed will be deemed to be an original and such counterparts together will constitute one and the same instrument and, notwithstanding the date of execution, will be deemed to bear the date as of the day and year first above written.

IN WITNESS WHEREOF this Agreement has been executed as of the day and year first above written.

SmarTire Systems Inc

           /s/Al Kozak                          CEO
------------------------------------------      --------------------------------
Authorized Signatory                            Position


AGORA Investor Relations Corp.


/s/George Tsiolis
------------------------------------------
George Tsiolis, President